EXHIBIT 99.3

FINAL TRANSCRIPT

[GRAPHIC APPEARS HERE]

CCBN StreetEvents Conference Call Transcript

ICPT - InterCept Q2 2003 Analyst Day

Event Date/Time: Aug. 11. 2003 / 9:00AM ET

Event Duration: N/A

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ICPT - InterCept Q2 2003 Analyst Day

CORPORATE PARTICIPANTS

John Collins

Chairman and CEO - InterCept, Inc.

Lynn Boggs

President and COO - InterCept, Inc.

Carole Collins (ph)

Director of Investor Relations & SEC Filings - InterCept, Inc.

Jeffrey Berns

Senior Vice President, National Sales Division - InterCept, Inc.

John Perry

Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Scott Meyerhoff

Senior Vice President and CFO - InterCept, Inc.

Randy Fluitt

Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Todd Shiver (ph)

Vice President, Sales - InterCept, Inc.

CONFERENCE CALL PARTICIPANTS

Steven Welch (ph)

Analyst

Unidentified Participant

PRESENTATION

John Collins - Chairman and CEO - InterCept, Inc.

Again, this is John Collins and I apologize for the brief delay and hopefully our technical difficulties have been corrected and we’ll be able to move on without delay.

Operator

Pardon me. This is conference operator. Did you signal for assistance?

John Collins - Chairman and CEO - InterCept, Inc.

...thank everybody that - here that joined us as well as thank those that are participating through the Web cast. We will-as usual, my comments will be very brief and then we’ll get straight into the presentation. Certainly, I’m sure that most of you here, at least, have read the release this morning, so I won’t go into a lot of details on that. I think we have a really good quarter. We need to feel good about where we’re headed. And the only thing I’d really comment on is our credit facility. A lot of-a lot of work on the management team’s gone into putting this issue to bed with our credit facility and we now have put that to bed with Banc of America. So we certainly are glad to have that behind us and look forward to closing that facility.

With that, we’ll go straight to Lynn Boggs, who’s going to go over the agenda and a little housekeeping and just talk about how this will operate. And obviously, we’ll take a lot of questions. We’ve got plenty of time. The presentations aren’t long, so-Lynn?

Lynn Boggs - President and COO - InterCept, Inc.

Good morning. I’m Lynn Boggs, President and Chief Operating Officer of InterCept. I want to spend a few minutes talking about housekeeping items. And first off, for everybody in the room, anyway, the speakers in front of you, if you have a question, you need to push the button that’s on the bottom of the speaker box. Push it, a red light will come on, give the ability to ask a question. Like you to turn it off. Six speakers can be on at the same time so we can ask multiple questions and can talk. But if somebody leaves it on-we have to come in and turn it off so that another person could add a question in there. But if you want to ask a question, please, just push the microphone and you’ll be able to use that.

There’s an agenda to see that’s on at each place (ph) . We’re going to try to stay as close to the agenda as possible. What we will do-instead of last time, we asked that you hold your questions until the very end of each person’s presentation. This time we’d like to give

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ICPT - InterCept Q2 2003 Analyst Day

you the opportunity, during the presentation, if you’ve got a question, feel free to push the button and let us know that you’ve got a question. Go ahead and ask the person that’s making the presentation. That way, hopefully, anything that you’ve thought of as you go through to a question that comes up, you can go ahead and answer it at that point in time. If we start running behind the schedule because of that, I will step in and just ask everybody to kind of step it up so we can stay on schedule and not miss out. We do have X amount on the Web and want to stay within the guidelines of what they’ve got.

I’ll take a second to introduce everybody that’s here from InterCept so that you’ll know who’s answering questions and also the presentations. Sitting in that part of the room is Todd Shiver (ph) . Todd (ph) is the Vice President of Sales for the eastern half of the United States. Todd (ph) will be doing the EFT presentation today. John Perry, who is the CEO of InterCept Payment Solutions, Scott Meyerhoff, who is the Senior Vice President and CFO, Carol Collins (ph), sitting next to me is Director of Investor Relations and SEC filings, Jeff Berns, who is our Senior Vice President and National Sales Manager. Randy Fluitt, on the other side of him, is Executive Vice President and runs the operations for the company.

With that, I’m going to turn the call over to Jeff. Jeff will give us a corporate update and then move forward. I’m sorry - Carol (ph) ‘s going to take a second first and go through the forward-looking statements.

Carole Collins - Director of Investor Relations & SEC Filings - InterCept, Inc.

Good morning. I’m going to read the slide that those of you on the Webcast can see, just so we make sure everybody understands. These are the forward-looking statements. Statements in this presentation relate to the future events, projections, plans and underlying assumptions, are forward-looking statements within the meaning of securities laws. Actual results may differ materially from these forward-looking statements, which are subject to risk and uncertainties. For discussion of the risks and factors that could cause InterCept’s actual results to differ materially from the forward-looking statements, see the discussion of risk factors in the company’s quarterly report on Form 10-Q, filed May 15, 2003. And one more housekeeping item for the folks here and the folks online. We are having a transcript done of this call today and that will be available on our Web site within the next day or two. So you’ll be able to read this as well. And I’ll turn it over to Jeff.

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

Thanks, Carole (ph) . Again, my name is Jeff Berns and I’m National [Inaudible] . Talk a little bit [Inaudible] . First of all, InterCept markets itself as a one-stop shopping provider of technology [Inaudible] financial [Inaudible] processing [Inaudible] merchant side. [Inaudible] that we design [Inaudible] our customers [Inaudible] . Next slide shows our centers throughout the country and I want to [Inaudible] those locations since the last time we got together. First of all, you’ll see our current image and item processing [Inaudible] . In purple, we have our development and corporate offices. Then we start out with two new centers in yellow—those being Windsor, Connecticut and Chelmsford, Massachusetts. Talk a little [Inaudible] . Then we have four planned centers, those being in green. The locations are Reading, Pennsylvania, Little Rock, Arkansas, Stepford, New Jersey [Inaudible] . Finally, one proposed center in Birmingham, Alabama.

Next slide, just [Inaudible] talk a little [Inaudible] . Over the years, InterCept has concentrated on developing partnerships like [Inaudible] partners have to [Inaudible] . It’s also important to note on this slide the Illinois Bankers Bank recently started using InterCept’s bank line processing product. We’re in the process of handling that product [Inaudible] bankers banks throughout the country. And we will hopefully enhance our ability to sell our core processing [Inaudible] .

Again, InterCept’s portfolio of products and services [Inaudible] one-stop shopping provider. However, because our products have been designed [Inaudible] not use our core processing. And overall, these products [Inaudible] . I’d like to talk about three new products that are getting ready to [Inaudible] starting with a product called [Inaudible] . e-View is a product that allows our financial [Inaudible] customers electronically. Last April, we talked about a new product called net Image (ph), a product which allows financial [Inaudible] check images [Inaudible] Internet.

And similarly, e-View allows banks to provide access to statements also over the Internet. Some of the benefits to the consumers might be the ability to pull statements, once they’re available, whenever and wherever they see fit. It also enables them to go back and check archive statements months down the road after their statements have already cut off, if they need to go back and look at an item, for instance. On the bank side, the benefit is banks do not have to produce physical statements at the end of the month. They significantly reduce their postage as well as the wear and tear that they see on their printers from doing thousands of statements every month. Basically how it works-customers receive an e-mail stating that their statement is available. Once they receive that e-mail, they log onto a secure Web site and received a detailed online account statement. And with that statement, they can go into any particular check, click on that html and a copy of that check image will come down to them. So again, it’s all fully image enabled, it comes through the Internet and is a huge value add for our customers.

On the platform solution side, we offer fully integrated platform management systems. They allow our customers to generate and

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ICPT - InterCept Q2 2003 Analyst Day

manage all the required forms and disclosure information that are associated with opening new accounts and opening new loans. Owning these products and services certainly help us to manage and dictate the development of those products as well as generate additional one-time and recurring revenue. But I do want to mention that we have third party partners in this - in this area and we’re going to continue to use those folks as they work very closely with us and bring us into many banks throughout the country.

CRM seems to be a buzz word that’s back. A lot of banks are again looking at CRM. Our CRM solution allows banks to understand their customers better. And what I mean by that is understanding who the most profitable customers are. Also, based upon a current customer profile, what products and services are our customers most likely to purchase? It also enables the banks to put together a sales environment - enables them to set sales quotas, track those quotas and take commissions to their frontline employees, based upon those quotas. It’s integrated to the platform and core side, so it integrates all pieces [Inaudible] together. And bottom line, it is focused on helping banks enhance their customer relationships. More loyal customers certainly lead to more long-term customers, which equates the cross-sell opportunities and more profitability.

To give you a brief sales and marketing update. Since our last meeting, we have expanded our sales force. We added one new portfolio sales representative in New York state, certainly with the acquisition of two ACS (ph) centers, increased our desire and need to go and market. Certainly had an audience through the ACS (ph) customer base, but also we’re diligently marketing to the rest of the banks in the state of New York. Also, we’ve added a CRM in platform sales reps to market the products that we talked about on the previous two slides. We also mentioned in our last meeting that we were starting a large bank sales division and we certainly think, with the addition of the sovereign business and Randy’s going to give you a brief update on where we stand with that conversion. But we believe that that lends us credibility in that market space and enables us to go out and to talk to the billion dollar plus banks in terms of core marketing and certainly item processing as well.

We find that the pipeline in the large bank space is significantly longer that that of the community bank market. In fact, probably 12 to 24 months as compared to six to eight months on the community bank side. So I think that it’s too early to discuss pipeline at this time.

Unidentified Participant

How many sales people are in the large bank?

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

Just one right now.

Unidentified Participant

And how are you defining large bank over what asset size?

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

We define it as a billion dollars plus. And we’ve really segmented that into a billion to five billion and then five billion and over. We just - we have two different marketing strategies to a field of those two different markets, but all in all, it’s a billion dollars plus.

John Collins - Chairman and CEO - InterCept, Inc.

Jeff, I might point out, too, when you asked how many do we have in it? We have all the management teams in it. You might note that Sovereign was signed without really having such a division or a sales person calling on anybody. As a matter of fact, I don’t think, of Jeff himself (ph) , I don’t believe sales (ph) directly was very much involved in that transaction. So when you asked about our sales team on the large bank, some of these people almost require that Lynn’s going to be involved, Randy’s going to be involved, I’m going to be involved, Jeff. So the team is actually pretty large. We have one person that’s—that is actually doing the prospect, so to speak. But everybody will be involved as they - as they often are in many of the sales, even with the smaller institutions.

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

[Inaudible] In January of this year, we announced that our relationship managers were going to fall under the sales division and since that time, we’ve been working diligently to get them cross-trained on our products and services. We’ve even added to their mix of products and services that they handle. Item processing, EFT and Renaissance (ph) , our in-house check imaging product. Prior to those folks coming under the sales division, they were concentrated only on the core customers. But we saw significant opportunity, with the rest of that customer base, specifically in the cross-sell arena. These folks, prior to 2003, were high-level customer service, if you will, but again, we’ve kind of changed that focus and have a significant focus now on cross-sell opportunities.

Unidentified Participant

I’m sorry. Was that - do you have any metrics as to when that transformation was finalized and do you have any cross-sell metrics that you can share with us as to success or not?

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ICPT - InterCept Q2 2003 Analyst Day

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

We don’t have any cross-sell metrics yet. Again, we’re trying to get these folks up to speed and cross-trained on all the various products. It was only probably the most few months - few recent months that we’ve really started to add on the other products set as well, that being IP (ph) , EFT and Renaissance (ph) . So I think that it’s too early to tell. We’re trying to assign all those banks on all those other product sets and so, really, we’ve just recently got them under our belt. So...

Lynn Boggs - President and COO - InterCept, Inc.

Jeff, I think the big thing there is - what we have done is taken all those people that were truly relationship managers and trained them and put them under the sales side. In June, we went out and hired from a - someone else brought in a third party - actually a new employee - to manage that whole process and started it in June. But we actually - there’s accountability for how many banks they will actually call on every month. And that goes into effect for the second half of this year. They actually have X number of banks they have to call. They have X number of banks. And their compensation will be based on how many sales they actually bring into the sales group, not just that after being paid, to make sure relationships are good, which we want to have happen. And they’re responsible for those relationships, but their compensation will be based on how well they perform in cross-selling the products. And that’s the first time we’ve actually done that. And we started the process in June. I don’t think we’ll have it fully implemented until the end of the year. We’re bringing each on a little at a time.

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

To move on, we held our first annual client conference on April 27-30 of 2003 in Laguna Niguel, California. We focused primarily on executive management within our customer base. It was a huge success in that we had almost 3,000 - I mean, 300 - I’m sorry, 300 attendees and we’ve already set the date for next year’s conference, which will be held in Key Biscayne, Florida, April 4-7. Another important note is our September’s users conference, which will be held in New Orleans, September 7-10 of this year. This will be more of a focus on the operational team within our customer base and we will be showcasing all of our products. It will be more of an educational format, if you will.

In summary, we strive to be the back office for every financial institution that we serve. We would like to act as the experts for our customers so we can let them concentrate on what they do best, which is - which is banking. And bottom line, we focus on helping our financial institutions level to a competitive playing field. We have a very strong product set and we feel that it’s one of the strongest in the industry. And again, we think that we can be that one-stop shopping provider to all of our customers.

John Collins - Chairman and CEO - InterCept, Inc.

One thing that I might add, Jeff, just to really put emphasis on it and maybe some of you’ve heard me talk about it before, but our focus truly is to be the back room for the bank, for be the operations person, even to the point of - we’ve told several banks - I’ve told them myself - if there’s something you don’t like that we do and you want to change products, we still want to run it for you because we want to continue to have our job. I think of us as the - as the operations manager in the bank. Not to take away from the operations manager, but working for the operations manager and running their products. And if they didn’t like something that we’re doing, we don’t want them to fire us. We’ll do it another way. So we’re focused on becoming the back room for the bank and doing anything that they want done in the back room. We just want to do the grunt work for them and let them take care of the banking.

Any questions for Jeff?

Lynn Boggs - President and COO - InterCept, Inc.

OK. Moving on - I’d like to introduce John Perry, Chief Executive Officer of InterCept Payment Solutions. John, will you pick up from there?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Good morning. As Lynn mentioned, I’m John Perry. I head up the merchant business, also known as InterCept Payment Solutions. The merchant business has seen some considerable improvement in sole (ph) strategic and operational areas over the last several months. And strategically, we continue to focus on selling and marketing into and building out our product suite for banks, billers and Internet media merchants, as we discussed last quarter. In the new product realm, for example, in the fourth quarter of this year, we will begin to sell and market a stored value product for universities and colleges. And this product will allow us to also use some of the core capabilities for - from our Web-based payments platform, while at the same time, utilizing InterCept’s EFT platform as its back end.

Additionally, we’ll also continue to provide specific resources on international - for international Web merchants. We believe that our technology and service capabilities provide us with product differentiation in the EU marketplace versus some of the domestic and U.S. competition in that space currently.

Unidentified Participant

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ICPT - InterCept Q2 2003 Analyst Day

Do you have any universities signed up yet for the ...

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

No, we do not at this point. The product will not actually be rolled out until first quarter of next year. But the selling process will begin in the fourth quarter. Our strategy, as outlined last quarter, of combining InterCept’s three merchant businesses continues to be on track. IPS’s management team’s focus continues to be on developing synergies through the combination of the three merchant businesses in Tennessee, Florida and Delaware. In the past quarter, we have combined functional areas in those businesses, which include sales and marketing, finance and legal, underwriting, fraud, incompliance. Additionally, this summer, we’ve begun a significant migration of the i-Bill mainstream business to our Delaware platform, formerly known as EPX. We also continue to move business from the legacy i-Bill platform to the Next Gen (ph) platform, which we mentioned last quarter. We believe this will result in increased savings in hardware and staffing over time.

Our ACH (ph) capabilities have also been enhanced in the past quarter. Most lately, we have expanded our use of AmeriNet’s fraud and scrubbing capabilities, specifically designed for the i-Bill portfolio. And finally, our Infinity (ph) program has provided results sooner than we anticipated. GMAC bank has selected IPS as the preferred provider for their B-to-B and B-to-C payments businesses.

Unidentified Participant

Can you go back to that slide real quick?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Sure.

Unidentified Participant

Can you give us any quantification on the cost savings and when you expect those to come in from these consolidations?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Well, the move of the mainstream businesses to the Delaware platform should be complete by the middle of September. We’ll begin to see some cost savings in late third and in the fourth quarter. The Next Gen (ph) platform, that will take place over several quarters. We will not get that done this year, but it was never intended to be done this year. So that - we probably won’t see some of the savings on the Next Gen (ph) platform until, say, the first half of next year.

Some of the other initiatives we discussed last quarter are also on track. Our bank services strategy has performed well in the last quarter. We converted 1st Source Bank in June, which is - was approximately 1,000 merchants. Additionally, we expect to begin migrating the first of our 73 bank clients for our own consolidated Web-based agent platform in early second quarter of ‘04. Dewey Cantmon (ph) Sales and Marketing Group also continues to rack up strong sales, including Lucas films, which was the Star Wars’ Web site, did really well. Tribune Company and Zurich Financial, which is the insurance for that - for that company.

Unidentified Participant

One question.

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Yes, sir.

Unidentified Participant

Can you give a rough sense for the percentage of volume a day that is derived from the bank channel on merchant processing?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Yes. There’s roughly $4 billion in Visa/Mastercard sales in the entire merchant business and the bank side of the business does approximately 1.5 billion annualized. That’s probably the, Craig (ph), the best way to, you know, kind of break it down.

Unidentified Participant

All right. To your pipeline right now, your sales pipeline, what would be a rough mix of bank versus non-bank?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

We have not pushed a lot of new banks on that platform at this point, mainly due to the comment that I made that we plan to migrate those banks next year. So what we don’t want to do is have banks go through a double conversion. What we have done is, I think, more significant, is continue to work with the rest of the InterCept team to see how we begin to more meaningful - in a

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ICPT - InterCept Q2 2003 Analyst Day

more meaningful way, penetrate that base of core customers that the overall business has. And we certainly have a huge opportunity by just working through that stable of clients.

Our dialogue with the card associations and our sponsor banks also continues to be strong and meaningful. Over the next several months, we continue to focus on a consolidation of technology and operations, as long as it provides synergies or better service for our clients. Although I think we all feel better about—more confident about the business than we did 90 days ago, we also know there are still challenges ahead. Our approach to those challenges has been hard work and a clear direction of what the overall strategy is and that is for providing a unique and distinct payment, product and services to InterCept’s bank clients.

Unidentified Participant

John, before we go - before we leave you, are we ...

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Sure.

Unidentified Participant

How are you guys doing as far as tunnel piece (ph) within Visa and MasterCard, staying under the charge back numbers (ph) .

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Well, at the end of July, I believe, if I remember the numbers correctly, our Visa charge back percentage was 1.16%. And I know we can get the exact numbers.

Unidentified Participant

And what is the requirement?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Two point five percent was the requirement. So - and we’ve really changed that from January, when the number was around - we were read (ph) in the high 2.4%. On MasterCard side, I believe, in July, we came in at .96% and the requirement there is 1%. So we feel - we feel pretty good about that.

Unidentified Participant

And then, can you give us any flavor for the number of merchants that you guys still have today versus the end of the first quarter and have we seen the attrition stabilize or do we expect some more attrition going forward?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Well, I think the question there is it depends on which, you know, how you - how you look at the business. If you’re - if you are considering attrition, in the overall business, you know, it’s down slightly because we do have attrition - continue to have some attrition in the adult portion of the i-Bill (ph) business. But a lot of that attrition also is attrition that we had - that we knew was coming for, had planned for, had expected and, for a variety of reasons also, we are now seeing a direct impact, a position impact in our charge back numbers. So even though we have lost some customers in that book of business, we’re also seeing positive effects as it relates to some of the requirements for the Visa and MasterCard associations.

Unidentified Participant

And will that - is that - have we seen a base here or could we expect further attrition in our channels?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

The - in the, specifically, and again, we don’t - or I, specifically, don’t spend a lot of time just focusing on the adult versus, you know, the business as a whole, but there may be increased attrition in the adult portion of the businesses, if that’s what you’re asking.

Unidentified Participant

But isn’t that from a percentage of revenues in the merchant - the large portion of the revenues coming from that channel?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

There’s - there is a significant amount of revenues that come from that - from that portion of the business. But if you look at it as the overall percentage of the business, which I just mentioned to Craig (ph), it’s actually, you know, a pretty small - pretty small number.

Unidentified Participant

What about percentage of profits?

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ICPT - InterCept Q2 2003 Analyst Day

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

I think I’m going to leave some of those questions for Scott because he’s going to talk specifically and outlining the difference in some of the numbers between the divisions.

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Jeff (ph) , this is Scott Meyerhoff. One comment on your earlier question as to have we found the base relative to the merchant revenues? What we’ve seen is that in the second quarter we still showed some total attrition, as you can see by the numbers from the $17-and-a-half million of revenue experienced in the first quarter to 15-and-a-half in the second quarter. I think what we’ve seen by the second quarter is that the numbers have stabilized relative to the total merchant portfolio, but the shift continues to more mainstream merchants and more of the winds that John Perry talked about on the previous slide, in conjunction with going ahead and making certain that we’re in compliance with all the rules and ratios, you know, and going ahead and continuing to follow the guidelines. So there was some continued attrition but I think that by the end of the quarter we’ve seen a baseline, much as we would have expected. However, the one thing to continue to point out is that the rules and regs in this particular space continue to change and with the knowledge that we have today, we think that it’s based out in hitting those thresholds.

Relative to the profit question, when we get to the financial section, we’ll be glad to talk about both those units.

Unidentified Participant

What was the run rate at the end of June, from a quarterly or annual run rate as far as revenues in that channel?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

I’d say it’s in the $14-and-a-half million range, give or take.

Unidentified Participant

And the last - sorry to occupy the time - last question, John. Can you give us an update on bank sponsorship and where you guys stand on finding a new bank underwriter there?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

Well, we haven’t - I’m not sure I understand the question because we continue to use the same financial institutions that were sponsoring us last quarter and, actually, some of the same ones that were sponsoring us in the fourth quarter of last year. We continue to work with financial institutions that do provide us new opportunities such as GMAC bank, which is a sponsor for our Visa and MasterCard endpoints. But other - actually having to go look for a bank we don’t - we’re not in that kind of a situation. So...

Unidentified Participant

Back in May, I think you mentioned issues with your foreign acquiring bank for Visa. Did those issues get settled or are you still...

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

We did settle those issues. We have - we are currently using a different acquiring bank in the EU. Well, to process our EU business at this time.

Unidentified Participant

Did that create any kind of a disruption in second quarter results or was it pretty well quickly resolved?

John Perry - Chief Executive Officer, InterCept Payment Solutions - InterCept, Inc.

It was pretty much resolved.

Unidentified Participant

OK.

Lynn Boggs - President and COO - InterCept, Inc.

Any more questions from anybody? OK. Moving on, we’ll go to financial institutions division and Randy Fluitt.

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Thank you, Lynn, and good morning. The first slide here, Jeff showed earlier - all of the offices in the division. But this particular one represents all of the imaged enabled capture (ph) centers. They’re all frame relay networked. Specifically, this is up there to reflect the two new centers - the one in Windsor, Connecticut and another one in Chelmsford, Massachusetts. Those specifically were opened up for the new Sovereign community banking offices that

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ICPT - InterCept Q2 2003 Analyst Day

were located in those geographic areas. So that’s what this one - this slide will continue to expand each quarter when we - when we meet because of, as Jeff pointed out, some of the planned centers that are opening in other areas.

Unidentified Participant

Is that 29 total? Is that ...

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Thirty-two.

Unidentified Participant

Thirty-two. And that includes planned centers or ...

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

This does not - this does not include the planned ...

Unidentified Participant

OK.

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

...centers.

Unidentified Participant

And there are eight - how many planned ...

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Actually, this does like the Reading, Pennsylvania you can see up there. We already - we are already working on that facility. It’s not open at the moment, but it’s - we have an address and we’re contracted with it. We’re getting ready for the second phase of the Sovereign mid-Atlantic conversion.

Another one of the initiatives that we talked about last quarter and I just wanted to give you an update on is the image exchange and settlement that’s going on in Oklahoma City. We are the first servicer to actually exchange images among banks. It’s not a big volume at this point, but it is about 300 items a day, 300 images a day. We’re doing this in conjunction with central Oklahoma Clearing House Association and Endpoint (ph) Exchange. Endpoint (ph) exchange - we joined them in June. I believe Endpoint (ph) exchange put out a press release announcing that back in June and we added that to our press release over the weekend.

The next phases of this we will continue to expand our image exchange with other local financial institutions in the area and then we’ll be ready to expand it to other InterCept centers around the nation. So that’s an update on image exchange and settlement. Give you an update on the Sovereign conversion status - we did start converting the community banking offices the first - the week of July 21. I’ve mentioned that the two new centers that we’re using is Windsor, Connecticut and Chelmsford and then we expanded our Norwood facility, which is right here near where we’re meeting. We have converted all 255 community bankings office in the New England area and we will begin producing images statements in September for those particular accounts involved.

Lynn Boggs - President and COO - InterCept, Inc.

Anybody have any questions about the Sovereign project or anything else from the operations side of the company?

Unidentified Participant

Randy, in Sovereign, you’re doing the converts. You completed the conversion of 255 banks, but you say you begin statement processing in September?

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Yes.

Unidentified Participant

What do you - after you’ve converted them. Do you...

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Well, first of all, we have to take all of the checks which were traditional or just, you know, rendered in traditional form and we get those all imaged now. So over the course of the next, you know, 30 to 45 days, we’ll begin to build the image archives of all of these checks. And so image statements, and this has to be timed with Sovereign Bank’s announcements with their own customers as to when that - when that goes out. That’s - it will - it’s always a delay from after the image conversions.

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ICPT - InterCept Q2 2003 Analyst Day

Unidentified Participant

OK. So you guys have - you’ve taken the 255 new (ph) banks ...

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

You mean the banking offices.

Unidentified Participant

OK. And then you’re now imaging all of their historical statements. Is that correct?

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

No, we’re just - we’re capturing all of those checks and building an image archive out of them. So those images will be available with image statements, you know, when we start delivering image statements for them.

Lynn Boggs - President and COO - InterCept, Inc.

Jeff (ph) , what we’re doing is at the end of every day, we’re processing all that work for each individual banking office they have. So all the checks that were processed at those banks, we’re processing, proofing, balancing, all those - all those checks that went through those centers every day and then downloading that information to their core system. That is the daily activity that’s occurring. And at the end of the month - that’s one month of run - then we, just like you would normally get your statement, we’ll produce the statement for each one of those customers those check represented.

Unidentified Participant

And then what is the planned conversion for the remaining portions of Sovereign from here out?

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

In the November, December timeframe. That’s for the mid-Atlantic group.

Unidentified Participant

Randy, can I just ask one other question here? The - downplay - the conversion is somewhat behind schedule. Can you maybe discuss some of the issues there? What were the surprises with regard to that implementation?

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Well, it - earlier in the year, we did talk about starting that in June, but as we begin to finalize the - all of the activities, we had facility build-outs, we had Verizon telecom groups to work with. We also certainly working with Sovereign Bank and as their rolled out plan, I mean, if you can imagine, there are just a lot of entities there and it was more important to us that we do it - where it met everyone’s schedule and I think all of that - all of that just delayed it a little bit. But it has - once the final plan got put in place, it rolled out pretty well.

Unidentified Participant

What would be the implications, were Sovereign to do incremental bank acquisitions? Does the contract give you opportunity or are you contractually titled to process all the incremental items that may come in from any banks they may acquire?

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Well, what we did is that we planned for their growth and we have capacity in each of these facilities to handle the new volume as they - as they acquire.

John Collins - Chairman and CEO - InterCept, Inc.

And the - as far as the impact, the pricing is a per item. So as they acquire, certainly, that will - that will enhance our revenue as well.

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

Right.

John Collins - Chairman and CEO - InterCept, Inc.

We hope they acquire a lot. And one other comment I’d like to make. By the way, it’s John Collins. There’s been a tremendous number of questions about Sovereign per se. I think that we’re very pleased with how our people handled this and even though it may appear to be a little bit late getting out, as Randy said, the focus was on right not fast. And I think that was the - that was the most important part to us was to try to get it right. My understanding is, not to speak for Sovereign, but my understanding is they’re pleased with the conversion and the way things have gone so far and I - we

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ICPT - InterCept Q2 2003 Analyst Day

certainly had a tremendous number of people involved in that endeavor and I think they’ve done a tremendous job filling this out. This is a major, major conversion. I know that most of the people on this call, on the Web cast and here, aren’t necessarily familiar with banking, but this is a major undertaking and it went very, very well.

Unidentified Participant

Are you processing 100% of the Sovereign items to England or is it less the 20 EU (ph) in another vendor.

John Collins - Chairman and CEO - InterCept, Inc.

We’re processing 100%. The idea that it’s 100%. It’s on us and it’s for items. It’s all the items that come into that banking branch. Which is, back to your issue, Jeff (ph) , maybe the disconnect was that you can’t do an image statement until you have the images. So you can’t start producing the image statement the same day you start capturing the checks. You don’t have the older checks that have cleared. So yes. We’re processing every change transaction and imaging every transaction, including the foreign - the Transit type transactions, which will also put us in the position to use that for other services. Certainly, the net image, swapping transactions through images. So it really positions you for the future, if you’re imaging every item.

Randy Fluitt - Executive Vice President, Data & Item Processing Operations - InterCept, Inc.

And I think, also, I mean, Sovereign Bank has been a great support to us through this, as well. We’re working very, very closely together and as we need to make adjustments and changes as we’re - as we went through these phases, we all worked very well together and accomplished, you know, what again - all of the things that Sovereign is looking for to achieve in this process as well.

John Collins - Chairman and CEO - InterCept, Inc.

Yes. I think they’ve had a - they’ve had a very good team working on it as well. I mean, their people have done a tremendous job as well. Like I said, this is a major undertaking and it took a lot of effort on both parts, both sides to make this happen.

Unidentified Participant

This may be jumping the gun on a financial question for Scott. But where are you, relative to the cap ex budget on this one - just wanted so far.

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The original budget that we came up with were plus or minus $1 million off the total. When we get in the financials, we’ll talk a little bit about how those pieces are being financed, relative to leases, capital expenditure, out of pocket and where we are through the first six months of the year and what we’ve projected in the next six months. So that is something I will address when we get back to the next section.

Lynn Boggs - President and COO - InterCept, Inc.

Jeff (ph) , did you have a questions? OK. Thank you.

Lynn Boggs - President and COO - InterCept, Inc.

OK. Randy, thank you very much. Next, we’d like to turn the call over to Todd Shiver (ph) and discuss our EFT division. Todd (ph) ?

Todd Shiver - Vice President, Sales - InterCept, Inc.

Thank you, Lynn. This morning, I want to provide an update on the migration of our new platform, recent Visa and MasterCard debit settlement, and the new initiatives that we have going on within the division. The EFT platform upgrade - we anticipate completion by September 30, 2003. We have currently migrated 83% of our existing customers. And we estimate 2004 cost reduction of one million annually, once the legacy operation is fully discontinued.

In regards to the Visa, Mastercard debit settlement, it resulted in a $3 billion award to the merchants. The result of the settlement is a rate reduction of roughly 20 to 33 percent that took effect on August 1, 2003. If those rates become adjustable again, at the first of the year, January1, 2004, at which time, the merchants will also gain the option of acceptance for debit cards regarding signature based transactions.

Unidentified Participant

Did you guys have any problems, as an acquirer, being ready for the August 1, change and inter-exchange rates. That may be a - part of the John question.

John Collins - Chairman and CEO - InterCept, Inc.

No. I mean, the answer - this is John Collins - the answer is no, we didn’t have any problems. There’s really very little to be ready for. I mean, the inter-exchange rates are calculated in the settlement and not the laws required on the processor end.

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ICPT - InterCept Q2 2003 Analyst Day

Todd Shiver - Vice President, Sales - InterCept, Inc.

In talking about he impacts of the settlement, certainly, we’re just talking about possibilities. One being the possible affility (ph) of reduction of signature-based transactions themselves. Another being decrease in inter-exchange revenue for the financial institutions, based on fewer transactions and lower inter-exchange rates. Certainly, there may be some consumer confusion about acceptance, based on the merchants and which cards they will accept, which cards they will not.

John Collins - Chairman and CEO - InterCept, Inc.

On of the things - let me - John Collins again - let me point out is that, going back to that previous slide, if we can do that. The fewer transactions - I’m not sure that any of us - we put that in this presentation and we talk about it a lot. I’m not sure that any of us really understand what the impact’s going to be. One might assume that there’ll be fewer transactions and I think, Lynn Boggs mentioned the other day, he actually has already gone to some small store that decided not to take the signature-based debit cards. I don’t know how they’re differentiating yet, but that apparently happened with him.

But there’s - there are probably some angles that you can go toward that might increase the transaction-base. We’re just trying to take the conservative approach here and assuming that it’s going to - that there’s potential for a decreased transaction volume that’s not necessarily known. It’s certainly not known by us. So it is something that everybody needs to keep in mind. There’s no guarantee that the transaction volume’s going down. That’s just a conservative approach.

Unidentified Participant

Have your banks commented any, at all, about what they plan to do with their signature programs. If they’re planning to just continue to invest through loyalty programs as it relates to the signature, although, financially, I don’t see how they can do it, but they - some of the ones we talked to still say that they’re going to. Did they talk to you about their strategies going forward?

John Collins - Chairman and CEO - InterCept, Inc.

I - John Collins. I don’t know if I can - that I actually am qualified to address that. I hadn’t talked to - I hadn’t talked to any of the personally other than just what I hear and maybe somebody else in the room, if you can jump in, if you know what the customers are saying. But I think we are going to talk about some of the initiatives and how they might recover some lost revenue because of the lowered inter-exchange rates. We’re about to talk about that. We have - we have some ideas and they are talking about some of the other products and some of these they talked about even before we started developing them and that’s what caused us to start working on the development of the things that actually Todd (ph)’s going to talk about now. Has anybody had a lot of comments from banks?

Jeffrey Berns - Senior Vice President, National Sales Division - InterCept, Inc.

This is Jeff Berns. I’ve personally been in involved in a couple of seminars in which we talked about this very subject. And what we find is that most bankers really did not understand exactly what was going on, relative to the whole settlement. And when you talk about inter-exchange revenue decrease, they all seem to be surprised. So I think that our role is to take a more proactive stance and, again, Todd (ph) will talk about some of the initiatives that we’re going to undertake. And like everything else that we do in our business, we try to be proactive and notify our banks about what’s coming around the corner. So again, for the most part, I think that they were caught off guard. You know, they perhaps didn’t read the trade rags (ph) or chose to ignore this, but we’re going to take the role of trying to help them and we’ve got several initiatives that can help overcome or at least make back that revenue decrease.

John Collins - Chairman and CEO - InterCept, Inc.

Also, Jeff, I might point out that - you mentioned their investment - are they going to continue to invest in these types of products. Much of the investment’s already there if they own the program. I mean, they’ve already started it. They’ve paid all of those initial costs, so they’re there already. The question is - is there another way to make - either make more money on the existing cards or maybe issue a few additional cards to generate some revenues for them in the stored value gift cards, teen cards, things that we talked about in the last meeting. So there’s some opportunity that they maybe could issue some new ones. But the basic program’s being paid for already. They’re on - certainly our customers, they’re on, they’re paying any base fees, they’re - so I don’t - I don’t see a major investment. At least those that are on.

And then those that - if you’re asking about what that might do to sales, I guess it could impact that. I think it’s too early to tell. Again, we don’t even know what it’s going to do to the transaction volume. But there’s still revenue opportunities in this product and I believe the product’s still going to grow. And transaction volume on all electronic - all electronics are growing in every category. As a matter of fact, you know, the people talk about even the checks. The checks aren’t particularly shrinking. I mean, I think that everybody’s trying to replace cash is the real focus. Let’s get cash out of the loop. So they’re still growing and I think the transaction volume on this product will still grow. It just may not grow at the same rate because of the changes.

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ICPT - InterCept Q2 2003 Analyst Day

Todd Shiver - Vice President, Sales - InterCept, Inc.

Jeff, this is Todd (ph) again. And I would say it has also made the individual financial institutions much more aware of their penetration of debit cards and trying to advance that and we’ll talk a little bit more about our initiatives. The EFT division has several initiatives. We’ll talk more about the debit card reward loyalty program. Our secured debit program incents greater penetration of debit cards among consumers by managing the risk of fraud. And in fact, upon reaching 90% penetration of cardholders, InterCept waives the fees associated with fraud scoring - enable to incent those financial institutions to push that product. We have two new debit card products - stored value cards that we talked about in last quarter’s conference provide financial institutions the ability to reach the unbanked population through payroll cards and also through gift cards and added value offering to their existing and new customers. I will also give an update in more detail on business debit and the turnkey marketing tools we have for our institutions.

Through the preferred rewards program, consumers accumulate points for signature-based transactions. InterCept is proud to be the first processor to offer MasterCard’s preferred rewards program. Launch date is on schedule for October 1 and is designed to drive consumers from checks and cash to debit card usage. We expect to raise consciousness from pin based to signature-based transactions as well, through that program. The business - excuse me-business debit card for financial institutions - it provides them another way to expand their relationship with some of their most profitable relationships. The inter-exchange rates average almost twice those of consumer debit cards and the ticket value is also almost twice that of consumer cards.

Lynn Boggs - President and COO - InterCept, Inc.

Todd (ph) , I just wanted - we talk about this. This is a business that has been around for years and years and years since debit cards have been out. But it’s something that the banks have never concentrated on to go out and talk to their business customers to use them between themselves and take it as a form of payment. They’ve always taken cards from the consumer side or the merchant side, but have never concentrated their business on talking to their current customers and using the debit card program between each other. I think it’s something that you’ll see continue to increase in as they’re looking for ways to go.

Todd Shiver - Vice President, Sales - InterCept, Inc.

Certainly, with those types of relationships, as more of our financial institutions become focused on the commercial side and their cash management offering, the business debit card can play a much larger role.

InterCept has developed turnkey marketing campaigns for the financial institutions. The campaigns are designed to increase debit card activation and usage and the toolkits enable financial institutions to target merchants that rely on recurring payments such as utilities, insurance companies, as well as nontraditional debit card merchants, such as veterinarians, heath care providers and even educational institutions. The programs are generally to promote card usage over cash, certainly regardless of pin or signature based transactions.

Lynn Boggs - President and COO - InterCept, Inc.

Any questions for Todd (ph) on the EFT side? I think the lot of the questions are still questions to us on EFT, as John said. We’re still learning, as we go along, what the settlement actually means. I think everybody is as we muddy our way through it. With that, we’ll turn the call over now to Scott Meyerhoff, our CFO, and discuss the financials. Scott?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Thank you, Lynn. I appreciate all you coming today that are here and also those that are listening on the Web cast. Once again, my name is Scott Meyerhoff. I’m the Chief Financial Officer. I’m going to take a little bit of time to talk about the Q2 results, as well as our forward-looking guidance for 2003.

Revenues for the three months ended June 30 total $64.1 million as compared to $55.1 million for the three months ending June 30, 2002, which is a growth of nearly 16%. 92% of those $64.1 million in revenues were recurring in nature through a long-term contract commitments and agreements with our customers.

The gross margin dollars for the three months ended totaled $32.2 million as compared to $29.4 million for the three months ended June 30th, 2002. Operating income totaled $4.5 million as compared to $7 million for the three months ended June 30th, 2002, but increased from the first quarter of $3.8 million, which occurred in the first quarter of 2003, showing a sequential increase.

Net income for the three months ended June 30, exclusive of the write-off of the note received of due to SLM, which we’ll discuss in greater detail, and have a Reg G reconciling slides following this. Total of $3.0 million or $0.15 per share as compared to $5.1 million or $0.27 per share in the same period of 2002.

In accordance with Reg G, we’re required to reconcile between non-GAAP financial measures and the GAAP figures, and in the middle slide, all of which is the SLM situation. Really to touch a minute on SLM, I know we discussed it in the press release. We had a note receivable of approximately $7 million from SLM. As security on that note we had approximately 371,000 shares of InterCept common stock. SLM file for bankruptcy both

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ICPT - InterCept Q2 2003 Analyst Day

domestically and in Canada, and based on our analysis, we impaired the note a total of nearly $3.8 million.

One of the questions that I’ve already been asked, just to be proactive is, are the shares in the fully diluted share outstanding count? The total shares outstanding of 20,277,000 does include those shares as fully outstanding at this point in time and upon resolution of the matter, those shares would either go down or we would receive cash for those shares in concluding or finishing out the SLM situation.

Unidentified Participant

Do you have the timing of that, Scott?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

No, sir. As we are right now reviewing the situation and being that SLM has filed for bankruptcy, we’re trying to make sure that we have conversations with the bankruptcy first to make sure that we are, indeed, entitled to shares, as we believe we are.

Unidentified Participant

So, the write-down of the $3 1/2 million is the amount over and above what is apparently covered by the outstanding stock. Is that correct?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

That’s correct.

Unidentified Participant

And so, with the fluctuation in the share price, do you have to move in between?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The way we did the write-off was, we assumed the stock price as of July 31st, which is approximately $10 1/2 a share, in determining what the write-off would be. And additionally, we went ahead and reviewed the total outstanding amounts on our balance sheet. And there were some amounts due from SLM that we did not believe we could take out of the escrow shares, and as such, that was part of the write-off of the $3,752,000.

In this slide, this is a reconciliation, to EBITDA is required by Reg G. We have to spell out how we get to EBITDA and you can see the GAAP measure on the left-hand side. The SLM note write-off, which we just discussed, in the middle coming up with our non-GAAP financial measure of approximately $9.8 million in EBITDA exclusive of that SLM note.

Unidentified Participant

Do you have the, maybe you’re going to get to this, the organic revenue growth in the quarter, excluding the acquisitions from iBill and ...

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

You went ahead and stole my thunder. The internal growth on the financial institution side was approximately 8%. Internal growth on the merchant side was about ½ of 1% and we’ll get into both of these right here and kind of give more color and more explanation relative to that.

The slide that we just put up shows the financial institution’s income statement by revenue and operating income for both the second quarter of 2003, the comparative second quarter of 2002, but also show more of the first quarter and the progress we have made. Revenue increased nearly $800,000 from the first quarter of ‘03.

But really, to delve into those numbers just a bit further, reimbursable expenses decreased $600,000 from the first quarter to the second quarter, primarily due to year-end print work. That is all, once again, no profit note on those numbers. So, the true service fee revenue, equipment and data communications growth was approximately $1.4 million sequentially from the first quarter of 2003 to the second quarter of 2003.

And once again, taking out the impact of the acquisition of the item processing centers from ACS on July 1st of 2002, which were not represented in the second quarter 2002, the internal growth on that $48 million over that $40 million would have been approximately 8% in the financial institution segment. You can see that, due to the fixed infrastructure, costs of our model when we start layering on additional revenues, it does increase our gross margins.

We saw significant improvement from the first quarter of 2003 to the second quarter of 2003 on the operating income side, albeit not where we were in the second quarter of 2002.

Unidentified Participant

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ICPT - InterCept Q2 2003 Analyst Day

Can you, on the reimbursables, you mentioned, should we always see a seasonable downtake from Q1 to Q2? And you said it was because of year-end, I guess statements at the end of December that fell over into the first quarter?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Yes. The year-end tax forms and the year-end statements are printed in January generally. And as such, the postage incurred from mailing of those will be in the January timeframe as well, so I really wouldn’t think of it as a sequential decrease in Q2, but rather a seasonal uptake in Q1.

Unidentified Participant

OK. So, we should expect reimbursables to build from these levels going forward?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Yes.

Unidentified Participant

OK.

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

You always see Q1 be a little bit higher, and certainly, the reimbursables, one easy answer as to why they were built is that Sovereign, doing network printing and mailing all of their statements and the volumes related to the printing and mailing, that we’ll end up doing a number in excess of $500,000 a month, simply from the printing mailing and rendering of those statements.

On the merchant processing side, you can see that revenues were approximately $15.5 million in the second quarter as opposed to $14.4 in the second quarter of 2002, but that’s not a complete fair comparison. In the second quarter of 2002, the acquisitions of iBill and EPX were not full quarter contributors. iBill was acquired on April the 8th, so the majority of the quarter was included. However, EPX, the acquisition was completed on May 23rd, so we’re only getting a small component of that in the second quarter of 2002.

As we talked about earlier, probably a more fair comparison is where were we in the first quarter of 2003. We had continued to see a little bit of attrition related to our efforts to stay in compliance and really well in compliance with our Mastercard and Visa charge-back figures that John Perry talked about earlier, somewhere about $15.5 million, operating income of about $720,000 on that book of business.

Once again, the first quarter of 2003 not a complete fair comparison because there were fines and severance costs of nearly $1.4 million. So, when you compare and you add those back in, if you did, then the same quarter does not completely measure up to the first quarter. We talked about the run rate being more in the line of $14 1/2 million as we exit the quarter, and of course, the growth coming from this segment of business is more on the mainstream side.

One of the questions asked earlier, I believe Craig Peckham had asked it relative to the volumes, you know, how much is bank-related, how much is not, and the not being anything online, whether it be adult, mainstream, what have you. A question with that is, why isn’t mainstream more profitable? And really, with the services and the type of services we offer in the online environment, it isn’t just an adult customer that’s paying those discount rates because it’s a lot more than just processing. It’s customer service.

It’s a full turnkey solution to merchants that want to go ahead and have an offering on the Internet. So, it’s not fair just to point to adult. Rather, the online offering is very much more complete when simply a processing alternative.

One of the things that we were quite happy with in accomplishing this quarter was the credit facility. We’ve received a number of questions relative to the relationship with our lender and we talked very openly in the last meeting of this type, that we really didn’t view the relationship as a partner type relationship. We think we have that partner now.

We think Bank of America has gone ahead and given us a very strong commitment letter for a $50 million credit facility, three years in duration. We expect that to close by September 30, 2003, and are very excited to go ahead and move on and have limited questions relative to the credit facility.

One of the other things that we have been asked relative to that is, when you look on a balance sheet, the working capital looks upside down. And the reason it looks upside down is because all of our debt is currently classified as current. When you take that debt out as current and you start moving it around, the balance sheet looks a whole lot better. So, optically, for the customer’s prospects and others, and investors that have looked at our current ratios, certainly they would improve markedly upon the closing of this credit facility.

Unidentified Participant

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ICPT - InterCept Q2 2003 Analyst Day

Can you talk about what you anticipate for terms on this line of credit?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Sure. The credit facility generally does a commitment of approximately 2%. The terms on the interest rate would be a LIBOR plus, a tiered scale, which would range from LIBOR plus 225, which I believe today would be an interest rate somewhere in the neighborhood of 3.3 to 3.4% based on current LIBOR rates. 2 LIBOR plus 300 on the top end of the scale, which would be somewhere in the neighborhood of 4 to 410 on an interest rate. And generally we would expect to have the same type of covenant relative to a facility of this type, whether it be a leverage ratio, total ratios and things of that sort, all generally on trend in 12 months or so.

Unidentified Participant

So, is it the same covenant as the previous facility was?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

They will not be the same covenants as the previous facility. And we’ve gone ahead and started working through those. We believe that it’s premature to disclose what all the particular covenants are, other than they’re just normal in this type of facility, albeit not the same as the other facility had.

Unidentified Participant

And Scott, when are you going to expense the 2% commitment fee?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Well, the thing about a credit facility, and we’ll get into this as far as in the guidance and the numbers that we’ve expensed or that we expect to incur. But we’ve got the fines related to the current facility from being on on July 1st and other fines related to Wachovia’s conclusions, as well as legal fees and things of that nature. Those are generally included in expense and we’ll talk about Q3 and Q4, but commitments of this nature are capitalized and amortized over the life of the facility. And that $1 million, 2% figure would be just that. It would be capitalized and amortized over the life of the facility.

Relative to our current credit facility, in our discussions with Wachovia, as you know, there is a minimum EBITDA covenant out there. And based on the SLM amount, charges, as we talked about in the press release, that resulted in non-compliance, which has been waived, subject to the commitment letter that we’ve received with the Bank of America facility. And upon closing on September 30, there would be no violation or no issue relative to that in any way, shape or form.

Unidentified Participant

John, given the relationship the company has had with Wachovia for, I don’t know how many years, but what changed to get them to be a little bit more, shall I say, sticky on their covenants and their facility? I mean, are you guys still working with the same lender? Did the lender leave? Can you talk a little bit about that?

Lynn Boggs - President and COO - InterCept, Inc.

I really don’t know that we can get into details, mainly because the best answer I can give you is, sometimes we feel like we don’t know. We think that, from the company’s standpoint, the issues revolved around non-cash charges that we took during the fourth quarter. They were fully disclosed and talked about, not only here, but there. And it’s a well we didn’t really fully understand, why the bank took the position it did. We feel like that sometimes we are at a loss for the same answer.

But I don’t want to go backwards. I think we want to go forward in the fact that, we feel very good about the Bank of America relationship. We feel good about the people we are dealing with. We have been in negotiations with them for some time and we feel very good about how this process has gone, and think, with the facility and the types of people we’re dealing with, we feel very good about the whole relationship.

So, I’d rather go forward than backward. I could speculate and tell you why I think it would be, but my guess would be as good as yours. If you want to guess one, you could make yours up as well as our party can.

Unidentified Participant

Is it being handled out of Charlotte, the Bank of America...?

Lynn Boggs - President and COO - InterCept, Inc.

The relationship is being handled both out of Charlotte and in Atlanta. Our relationship person that we’re dealing with is located in Atlanta.

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

And to further in these comments, I don’t think this is a forum to air dirty laundry. Rather, I think the prudent thing is to look forward to the partner we have, which Bank of America is a very solid company and we think it’s a nice endorsement of our company that they’d be willing to step up and enter into a commitment letter with InterCept.

One other thing, just some housekeeping matters in the debt side of the house, as of June 30, total outstanding indebtedness on the credit facility was approximately $31.3 million. Of that, we took Craig Peckham’s question on capital expenditures for the six months ended, we’ve had about $11.6 million of capital expenditures, $7.2 of which relates to funding or pre-funding or deposits on Sovereign’s stage one.

We have entered into commitments to enter into lease agreements for approximately $5.2 million of that $7.2 million amount. And upon the funding of those lease commitments that will further reduce the total outstanding indebtedness. Additionally, we have CD-secured notes on the balance sheet, approximately $18.4 million in cash, $17.3 million or so in a corresponding liability. Those CDs mature at the end of August and upon the maturation of those CDs, that will give us some additional $1 million to $1 1/2 million of cash, which will further pay down the total outstanding indebtedness.

So, once again, even notwithstanding the $50 million credit facility, even under our current credit facility we are very solid as far as the total outstanding indebtedness, but under the $50 million facility we feel like it’s a significant and ample room to continue to just operate our business just how we have for the last number of years.

Unidentified Participant

Hey Scott, I’ve got to look this up, but if you have the numbers off the top of your head, the free cash flow in the quarter and how much debt paydown did you have in the quarter?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The debt paydown was negligible because the cash was used to fund Sovereign and fund the client payoffs. In the balance sheet you can see the client payouts or the [Inaudible] at year-end approximately $58.7 million. As of the end of the second quarter, we’re approximately $42. So, for the first six months, we’ve not only spent nearly $7 million on Sovereign, but ended up going ahead and reducing our liability by about $16 million on the client payout side.

Exclusive of those items we were negative $2 million on working capital. Inclusive of those items we were nearly $21 to $22 million positive cash flow, which funded those two events.

Unidentified Participant

$21 to $22, you said?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

That’s correct.

Steven Laws - Analyst

Steven Laws (ph) here. Can you maybe run through the cap ex requirements left on Sovereign this year and the timing of that in the next couple quarters and cap ex for Sovereign in first half of ’04?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Sure. The majority of the capital expenditures related to Sovereign are a 2003 event, not a 2004 event. The total billed out all end in, whether it be lease, home improvement, software, hardware, what have you, is approximately $21 million. Of that $21 million we’ve expended $7 million so far, which we’re yet to receive approximately $5.2 million from the lease commitments.

Of the remaining 14, we would expect to go ahead and enter into lease agreements of approximately $8 to $9 million. And upon the conclusion of that, the net out-of-pocket capital expenditures related to Sovereign would be in the $7 to $7 1/2 million range, which is well within our original guidance that we had given to start this process.

So, given all that, we feel we’re on track relative to Sovereign.

Let’s talk a little bit about the events that we just discussed, whether it be Sovereign, the bank facility and other items, which impact our financial results for the remainder of 2003. The Sovereign conversion completion, well simply we’re very excited. I’ll do a conversion of the scale. It sometimes doesn’t go as quickly as you would hope. We are certainly in that camp right now.

It does not impact future results outside of the third quarter or outside of 2003 in any way, shape or form. It doesn’t impact 2004 guidance. It’s not an operational issue per se. It’s the timing of the conversion, which is not converted. However, you can’t get back what you didn’t do.

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

Additionally, cost for the debt facility, we have, as we’ve all talked about, the amounts related to having continued with our current lumber into the third quarter, which we resulted in a penalty and fine for. We have an additional payment, I should say, as well as additional debt issuance costs, which are capitalized on our books related to our current facility, legal fees and other costs related to the new facility that we would go ahead and expect to be signing by September 30.

And as well as the legal fees related to outstanding litigation, which we do have insurance for, but there are certain deductibles on those insurance that we’ll have to go ahead and take in to expense over the coming quarters. Based on that, the net impact of those above items is approximately $3 million. We can’t stress enough that what really is a non-operational, the majority of which are non-operational items.

However, in accordance with GAAP accounting, are true charges and true amounts, which impact the bottom line. Those amounts impact the numbers and give us a range for 2003 of $0.63 to $0.68, do not, in any significant way, impact any future numbers beyond that. And upon the conversions of the bank facility and Sovereign and resolution of legal matters, they’ll have any impact to our numbers on a go-forward basis.

QUESTION AND ANSWER

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

With that being said, that is the end of the formal presentation. I’d be glad to go ahead and continue to answer questions.

Unidentified Participant

Scott, there was some other one-time, the MCI and I think Netzee, you [Inaudible] a little bit there. So, am I looking at that correctly to see about a $0.02 positive impact there from those two related items?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

To go into both of those in detail, Netzee, when the assets of Netzee were sold on December 31st. And now it’s been put into escrow accounts pending the resolution of any open items related to Netzee itself. Actually we had gone ahead and notified, prior to the end of the June quarter, that the first escrow bucket would be released. Those monies were received in July, but they were due to be notified as of June 30. And that was about $400,000 that was included in the financial results in the second quarter.

There are some additional amounts out there. Pending the resolution of certain other items, there could be a little bit more money coming in related to that, but that’s something that certainly we can’t anticipate at this point in time until any of those matters might be resolved, if any.

The second item, MCI Worldcom, as we talked about earlier, there were merchants that we had gone ahead and, based on our payment schedule, we had paid out monies related to Web 900 offering. Then we would expect reimbursement from Worldcom. So, we were actually behind the curve. We were paying merchants and then collecting our money.

So, the merchants got the money. We were waiting for the provider, being Worldcom, to pay us our money. And of course, in the interim they filed for bankruptcy. They went ahead and gave us approximately $400,000 towards the resolution of those amounts in the second quarter, net of the small amounts that had to be paid to merchants that had not already been fronted money. And those amounts were included, so approximately $800,000 pretax or somewhere in the neighborhood of $450,000 on a post-tax basis, fell into the numbers in the second quarter related to those two items.

Unidentified Participant

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

Scott, where exactly do those show up in the segment recording?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The Worldcom would be in the merchant and the Netzee being much more of a corporate and we don’t have a corporate bucket and the components fall into the financial institutions group.

Unidentified Participant

And then, Scott, how much is potentially left on the Netzee escrow and how much is potentially left on the MCI receivable?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Well, the MCI receivable, I guess it’s, we talked originally a reserve in excess of $2 million, and I think it was about between $2.2 and $2.5 million, of which, I believe, the reserve remaining is about $1.7 million today. But, by no means do we believe, I mean, when we say reserve, it means we expensed it already. By no means do we expect to go ahead and collect all of it, which is why we expensed it in the first place. And we really can’t give you good indication of where that might fall out, pending the resolution matters in bankruptcy court related to MCI, Worldcom or now, I guess known as just MCI.

The Netzee piece, the numbers, I believe, and I don’t know them exactly. It’s probably something I’ll go ahead and follow up with rather than take a rough guess, but I don’t believe they’re more than what we had received in the second quarter. If anything, I believe they’re a little bit less.

Lynn Boggs - President and COO - InterCept, Inc.

Jeff, I think on the Netzee, just so you know, the escrow itself has been fulfilled. The requirements in state law of how long Netzee has to operate as a company and people can send them bills and things they have to continue to pay for over a period of time, but the actual escrow has now been released. So, there is money they have to operate the company to fulfill all their legal obligations. If there’s any money left over at the end of that period of time, which we don’t know what that will be, there could be some additional funds, but it’s insignificant.

Unidentified Participant

Reviewing kind of the 2003 updates you put up and what’s going to impact 2004, it sounds like the only real thing is the commit fees (ph) on the new facility. Are there any commit fees (ph) that were tied to the old facility at Wachovia that will no longer be there? Is it a wash when those two factor out? Is the new one, can you maybe go into how those numbers break out as far as what expenses there leave when Wachovia is slowly replaced with the new [Inaudible] facility?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Sure, Steven. The old facility, as you might guess, knowing that it was due to expire, the accelerated date was due to expire on December 31st of 2003, but the majority of those costs have already been expended or expensed. There is a small piece related to that that goes and injects expense upon the termination of the facility. But the fees, now, with a new facility are larger on the upfront basis and we’ll go ahead and have additional amounts related to spreading that over the course of time.

But based on the 2% plus legal and other things, that would then be expensed over a 36-month period. And that would not only just hit third or fourth quarter, but would be an ongoing expense, unlike most of the other items that we talked about whether it be Sovereign or legal that generally would resolve themselves much quicker and would be more of a 2003 event. Those expenses would continue after the three year license, the debt facility turn.

Unidentified Participant

So, given that a lot of these expenses for both facilities will hit in 2003, with [Inaudible] on the new one and the termination fee on Wachovia, I guess the earnings ramp for the second half of this year will [Inaudible] as well because you’re expecting some of the legal aspect to go away in Q4?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

In looking at those items, the Sovereign one certainly is a Q3, almost exclusively, relative to the delay that we had, being that it was a June/July and became a July/August, and not just a flash, do all the items, but rather a tiered schedule.

When you go ahead and you look at the expenses from the debt facility, with our goal being to close by September 30, the majority of those expenses would become Q3 events with the other component being that the amortization of the daily insurance costs on the new facility would be amortized over a period of time.

But also, as we talked about on July 1, we had the $250,00 assessment for still being with our current lender, and all of that is a Q3 event as well.

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

Unidentified Participant

Can you talk about the expected tax rate going forward?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Sure. The tax rate during the quarter was in excess of 40%, really due to, I guess, simple math. What happened is that we had non-deductible permanent items that would be certain amortization of good will or 50% of [Inaudible] , things of that nature, which are not deductible for tax. And as such, when you have a lower net income base and you have the same amount of permenants, it makes your tax rate higher, just simply from the division, the numerator and the denominator, with the denominator just being a bit smaller.

And as we go to the projected numbers, certainly with Q3, with these events that we talked about, the tax rate would be higher than a Q4 or 2004 because the permanent items would be a smaller number on a larger base.

Unidentified Participant

Do you have about a range where you think Q3 tax rate will come in Q4?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The best guess I have is relative to Q3, that it would be very similar to that of Q2, which in the 40 ½% range, trending down back into the back end of ‘04 and march in our historical rate close to the 38% range.

Unidentified Participant

Just a clarification, when I look at the reconciliation of GAAP to non-GAAP, there are two items. One is a $52,000 add-back in SG&A. What was that M&A from? And secondly, there’s a $3.7 million reversal on the other income line. I know part of that is SLM obviously.

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

They actually both are SLM. The majority with totals being $3,752,000, the majority of which, the $3,702,000 is all related to the note itself. And actually step back, there’s $3.5 million that’s all related to the note itself, the impairment. There’s about $250,000 of items that were either escrow claims or services provided, and the services are $52,000 of what they owed us for some resolution of some EFT processing matters that we continued to process for them. And pending the bankruptcy, we’ve written that off as well.

So, the majority of which is all related to the note. Then a small piece related to the escrow claims and an even smaller piece from services that we hadn’t provided for a number of months, but was still out there, we were hoping to collect in that based on the bankruptcy. We’ve not only just taken that off the accounts receivable, but not even taking the reserve, we just expensed it.

Unidentified Participant

But in the aggregate, everything relates to SLM.

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

That’s absolutely correct. Everything in that little column that’s one time in nature all relates to SLM.

Unidentified Participant

And then to be crystal clear here, it says $0.63 to $0.68 range for 2003. The basis for that is the non-GAAP number that excludes SLM?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Yeah, that’s correct. The basis for the slide that we talked about earlier talking about Sovereign, talking about bank facility charge, all of that is predicated on that non-GAAP information number that we reconciled to the $0.12 to $0.15 being 27 what we’ve completed to date. And then the earnings information that we know of, based on those two events, adding to the information that we have previously given.

Unidentified Participant

Scott, back to the SLM question, wasn’t that loan made to the individuals or was it made to the corporation?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

It was a loan made to the corporation. There was never anything relative to individuals.

Unidentified Participant

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

OK, all right. On the former note that was in default to EPX, have you settled all of that and have the shares that were securing that note, have they been retired or are they still included in your share count?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

We have not yet resolved that. That’s still a receivable on the balance sheet. The individual in question owns a good number of InterCept shares and more than has the capability, relative to the amount of assets held, to satisfy the note and we’re in discussions relative to that note currently.

Unidentified Participant

OK. Now, is there anything left on the balance sheet related to any kind of outstanding loans to any entities at all?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The item that Shane just discussed was the note to the EPX individual. That is out there and the remainder of the SLM, after impairment, of approximately $3,700,000. Other than that, there are no known loans to anyone.

Unidentified Participant

And the amount was how much?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Approximately $2.7 million.

Unidentified Participant

And that’s secured by stock?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

It’s not secured, per se, by stock, but the financial wherewithal of the individual is based on his ownership in InterCept stock, correct.

Unidentified Participant

And when is that due?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

It is past due currently. And as I discussed with the question earlier, with Shane, that’s what we’re in conversations with the individual about in resolving that matter.

Unidentified Participant

Do you have any thoughts on when you’ll be providing 2004 guidance? Is that a third quarter event or probably fourth quarter?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

That’s probably the next time we get together in November. That will give us an ability to provide what I believe as meaningful guidance to you at that point in time, based on the full conclusion of Sovereign, the full conclusion of the bank facility. I think that one thing I’d like to go into just a little bit is relative to the operations of the company.

The two events in this third quarter that we completed are just huge. The credit facility, which not only you, not only other investors, but even customers and prospects were asking the question, when is this going to happen? When is it going to be done? We’re happy to say it’s happened. That’s a question that people have had outstanding and is gone.

The other question that a number of people have asked is related to Sovereign. When is that going to happen? Is it going to happen? I know a number of people that were even questioning whether it would go through. That’s something that we’ve never wavered on. Sovereign has never wavered on their commitment, and we’re here.

The last was relative to the numbers and the earnings power of the company and the cash flow from operations. And based on the quarter, we’re strong from an EBITDA generation and a cash flow generation, which has allowed us to fund the Sovereign project, which has allowed us to keep debt levels with that continue to go ahead and lease the components related to Sovereign and continue to fund the client payouts to a continued more and more reasonable level.

So, from a financial standpoint, and I think we continue to do what we say we’re going to do, the financial institutions group had a nice ramp off first quarter. I think that that’s something that we’re pleased about. I think John Perry and his group on the merchant side have done a very good job to integrate. They continue to match the costs with the revenues of the unit and continue to work on getting their vision and their platform out to customers to grow that entity.

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

So, I think that, albeit we had done a lot of the noise and possibly confusion, I think we are doing what we said we were going to do and we’re resolving the key matters and key issues for both our customers, our prospects and our shareholders.

Unidentified Participant

Scott, coming back to the cash flow question I had earlier, if you exclude the merchant settlement, what was the just cash flow from operations?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The cash flow from operations were negative two. The $7 million piece related to Sovereign that we funded would make that positive five. And if you then added in the nearly $16 ½ million reduction related to the client payoffs, that’s how we would get up to the $22 million cash flow from operations for the first six months, which have funded those two events, as well as the continued development of our product and continued growth of our company.

Unidentified Participant

One final question, just kind of a housekeeping item. Impairment tests are the annual review of good will. Is that a fourth quarter, year-end type event or is that a start of the year?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

The rule states that you’re required to test impairment annually, at least annually. However, if there are any significant events that transpire, it’s basically up to you to determine that. But if anything has transpired, then you’re required to test it at that point in time.

We, as you know, went ahead and did an annual test at the end of the fourth quarter of 2003, really test, late December, early January, that were based on fourth quarter, and we will at least do that on an annual basis.

Unidentified Participant

Any kind of issues you foresee there? Since merchant services, I think, have kind of turned the corner, is that kind of putting some of those issues to rest now?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

Not to go ahead and go off on a complete tangent, but it’s one of the strangest tests that we’ve ever been required to have done based on anything in GAAP accounting. It’s based on the undiscounted cash flows. And if you then go ahead and find that, on an undiscounted cash flow basis, that you’re required to, when you have an impairment then you have to do it on a discounted cash flow basis, but then you have to test the components individually, whether they be good will or identifiable intangibles.

And strangely enough, you can end up with no impairment at all after the test when your first test said you had an impairment. So, it’s something that is hard to predict, based on the mechanics of the test. It’s quite [Inaudible] . When we did it in the fourth quarter of 2002 we did have a charge. It’s hard to prognosticate because it’s not based on a current period. It’s based on the cash flows of what you see your business doing over a 5, 10, 15 year period of time.

So, certainly it’s something that you have to be pretty sure that the business is not measuring up as you would expect over a longer period of time, to ever have an impairment.

Unidentified Participant

OK.

Unidentified Participant

Scott, this $50,000 a month adjustment in the debit card earnings expectations, is that purely based on tempered assumptions about volume?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

No. It’s actually, as John and Lynn and even Todd (ph) talked about earlier, it’s not based on volume changing in any way, shape or form. The risks, as we all know it out there are, do volumes decrease in any way, shape or form? Are they impacted by merchant decisions or continued replacing decisions that, I guess, the associations have the ability to do on January 1 of 2004.

And when we look at it, what, I guess, our whole angle on it is, assuming the volumes we have to go, we have certain customers that we still got a percentage of the interchange on, and we have converted the mass majority of our customers from an interchange-based pricing to a fixed transaction pricing. The $50,000 relates to the lost revenue net of whatever expenses go away to a net number of $50,000 related to those merchants that we’ll receive less profit on because of the changes, based on current volumes, not based on how the volumes change up or down in the future.

Unidentified Participant

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FINAL TRANSCRIPT

ICPT - InterCept Q2 2003 Analyst Day

OK.

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

And as Todd (ph) said, we’re working real hard at figuring out ways, whether it be through our secured debit offer, in which we can increase the number of cards out there, which we would hope would give us more transactions to the market plans, to the reward programs. And there’s a litany of items that could possibly be done so that to be conservative, we’re not including any of those benefits, contrary to the $50,000 per month figure.

Unidentified Participant

There’s an increase in credit card interchange that’s happening right around the same time. How does that enter the equation here?

Scott Meyerhoff - Senior Vice President and CFO - InterCept, Inc.

It hasn’t really entered our equation. When you have a one variable equation, it’s easy to go ahead and do them. When you put two, three and four variables, it’s hard for me to sit in front of all y’all and make prognostications about what things might do, whether it be up or down. So, I don’t believe any of that is considered in that figure that we’ve given.

Lynn Boggs - President and COO - InterCept, Inc.

OK. Thank you, Scott. Any more questions as far as a follow up to anything we had earlier in the program, we welcome now, any type of questions as far as anything you feel like we’ve missed, be glad to address at this point in time. OK. John, you want to wrap up then?

John Collins - Chairman and CEO - InterCept, Inc.

Yes. Let me just say, and Scott actually just made a discussion about all the things going on and talked about the credit facility, the merchant, a lot of the good things. I was going to cover some of those. I won’t bore you with a lot of details on that, but I just want to continue to emphasize that the management team here, not only the people in this room, which is a good solid management team, but a lot of people left back in their offices, taking care of the things that we’re not taking care of right now while we’re here, have had a lot of challenges this year and have come through, on many of them, as I just said, the ones that Scott talked about.

Our sales have been good this year. Our sales pipeline continues to be good. So, I’m really pleased with where we are, considering the challenges that we’ve had so far this year. But we’ll just continue to work hard and hopefully we can continue to improve on the numbers from here.

I appreciate your participation. I appreciate those participating in the Webcast and also those who came to the meeting, and look forward to the next meeting, which, I believe we announced, is in San Antonio. Is that right? Thank you very much. Have a good day.

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